Exhibit 99.1

Feihe International Appoints New Director

BEIJING and LOS ANGELES, (Marketwire - September 28, 2012) -- Feihe International, Inc. (NYSE: ADY; “Feihe International” or the “Company”), one of the leading producers and distributors of premium infant formula, milk powder and soybean, rice and walnut products in China, today announced that its Board of Directors (the “Board”) has appointed Mr. Weiqiu (David) Dong to the Board effective September 27, 2012. Mr. Dong will serve as the Chair of the Nominating/Corporate Governance Committee of the Board and as a member of the Audit and Compensation Committees of the Board. Mr. Dong is replacing Mr. James Lewis, who is leaving the Board for business and personal reasons and had no disagreements with the Company.

Mr. Dong has served as the Chief Financial Officer of China Botanic Pharmaceutical Inc., a botanical products, bio-pharmaceuticals and traditional Chinese medicines company, since December 2010. From November 2008 to November 2010, Mr. Dong served as an investment manager with Hatitac Inc., a financial services company in Canada. From March 2006 to October 2008, Mr. Dong served as an investment manager with HUB International, a financial services company in Canada. From September 2000 to February 2006, Mr. Dong served as an investment manager with Freedom 55 Financial, a financial services company in Canada. Mr. Dong is attending Hongjing International Education to pursue a certified public accountant credential, holds a Bachelor of Engineering from North-Western Polytechnic University in China and is a Certified Financial Planner in Canada.

Mr. Leng You Bin, the Company’s Chairman and Chief Executive Officer, stated, “We are pleased to welcome Mr. Dong to the Board of Feihe International. He has significant experience in finance, accounting, and management, including for U.S. public companies, relevant industry experience, and extensive experience in U.S. GAAP, which we believe will be valuable to the Board and the Company.” Mr. Leng continued, “We also sincerely thank Mr. Lewis for his many contributions to the Company over the years, and we wish him all the best in his future endeavors.”

About Feihe International, Inc.

Feihe International, Inc. (NYSE: ADY) is one of the leading producers and distributors of premium infant formula, milk powder, and soybean, rice and walnut products in the People’s Republic of China. Feihe International conducts operations in China through its wholly owned subsidiary, Feihe Dairy, and other subsidiaries. Founded in 1962, Feihe Dairy is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Baiquan, Gannan, Longjiang, Shanxi, and Langfang. Using proprietary processing techniques, Feihe International makes products that are specially formulated for particular ages, dietary needs and health concerns. Feihe International has over 200 company-owned milk collection stations, six production facilities with an aggregate milk powder production capacity of approximately 2,020 tons per day and an extensive distribution network that reaches over 80,000 retail outlets throughout China. For more information about Feihe International, Inc., please visit http://ady.feihe.com.

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking information about the Company’s operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “could,” “would,” and similar expressions. Because these forward-looking statements are subject to a number of risks and uncertainties, the Company’s actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011, as amended, and in other reports filed with the United States Securities and Exchange Commission and available at www.sec.gov. The Company assumes no obligation to update any such forward-looking statements.

CONTACT

In the U.S.:	zhangdongshu@feihe.com

In China:	Doris Zhang, Associate 86-10-8457-4688 x8810 zhangdongshu@feihe.com